Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com
News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces Second Quarter 2025 Results

Highlights

•Second quarter 2025 net loss of ($1.3) million, or ($0.01) per diluted share
•Quarterly adjusted EBITDA of $176.1 million
•Second quarter 2025 operating cash flow of $212.3 million
•Funded acquisition, reduced debt, and repurchased shares in quarter
Clayton, MO, July 28, 2025 – Olin Corporation (NYSE: OLN) announced financial results for the second quarter ended June 30, 2025. Second quarter 2025 reported net loss was ($1.3) million, or ($0.01) per diluted share, which compares to second quarter 2024 reported net income of $74.2 million, or $0.62 per diluted share. Second quarter 2025 adjusted EBITDA of $176.1 million excludes depreciation and amortization expense of $129.9 million and restructuring charges of $7.4 million. Second quarter 2024 adjusted EBITDA was $278.1 million. Sales in the second quarter 2025 were $1,758.3 million, compared to $1,644.0 million in the second quarter 2024.
Ken Lane, President and Chief Executive Officer, said, “During the second quarter, our Chlor Alkali Products and Vinyls business saw seasonal demand improvement in a continued challenging market environment. Despite weak global demand, Olin remains disciplined and focused on leveraging its leading, integrated chlor alkali position to maximize value as evidenced by our stability in Electrochemical Unit (ECU) values. During the quarter, we experienced several operational challenges that resulted in higher costs, offsetting solid commercial performance.
“In our Epoxy business, global demand remains subdued, and our U.S. and European business remains significantly challenged by subsidized Asian competition. We continue to leverage our chlor alkali integration value, prioritize ongoing structural cost reduction efforts, and growth in our formulated solutions business.
“For Winchester, our defense business continues to grow with sequentially higher domestic and international military ammunition and military project sales. Conversely, commercial sales continue to face challenges, as consumer discretionary spending is impacted by broad economic factors and customers continue to destock, with no indication of near-term relief. Rising raw material costs and a highly competitive environment have exacerbated this challenging demand backdrop, resulting in weak pricing.”
Regarding Olin’s third quarter outlook, Lane commented, “With continued challenging markets, potential higher costs and general uncertainty related to tariffs, we expect Olin’s third quarter 2025 adjusted EBITDA to be in the range of $170 million to $210 million. We remain committed to a disciplined capital allocation approach, focused on maximizing cash generation, supported by our strong financial foundation.”
SEGMENT REPORTING
Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes, and includes the results of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.
CHLOR ALKALI PRODUCTS AND VINYLS
Chlor Alkali Products and Vinyls sales for the second quarter 2025 were $979.5 million, compared to $920.3 million in the second quarter 2024. The increase in sales was primarily due to higher volumes. Second quarter 2025 segment earnings were $64.9 million, compared to $99.3 million in the second quarter 2024. The $34.4 million decrease in segment earnings was primarily due to lower pricing, primarily ethylene dichloride (EDC), and higher operating costs, including planned maintenance turnaround expenses, partially offset by higher volumes. Chlor Alkali Products and Vinyls second quarter 2025 results included depreciation and amortization expense of $106.3 million compared to $105.8 million in the second quarter 2024.
EPOXY
Epoxy sales for the second quarter 2025 were $331.2 million, compared to $317.7 million in the second quarter 2024. Second quarter 2025 segment loss was ($23.7) million, compared to segment loss of ($3.0) million in the second quarter 2024. The $20.7 million decrease in segment results was primarily due to higher operating costs, including planned maintenance turnaround expenses, as product margins were comparable year over year. Epoxy second quarter 2025 results included depreciation and amortization expense of $13.1 million compared to $13.4 million in the second quarter 2024.
WINCHESTER
Winchester sales for the second quarter 2025 were $447.6 million, compared to $406.0 million in the second quarter 2024. The increase in sales was primarily due to higher military sales and military project revenue, partially offset by lower commercial ammunition sales. Second quarter 2025 segment earnings were $25.0 million, compared to $70.3 million in the second quarter 2024. The $45.3 million decrease in segment earnings was primarily due to lower commercial ammunition shipments and pricing and higher raw material costs, including propellant and commodity metal costs, partially offset by higher military shipments and military project revenue. Winchester second quarter 2025 results included depreciation and amortization expense of $7.9 million compared to $8.3 million in the second quarter 2024.
CORPORATE AND OTHER COSTS
Other corporate and unallocated costs in the second quarter of 2025 increased $2.9 million compared to the second quarter 2024 primarily due to higher incentive costs, including mark-to-market on stock-based compensation, partially offset by a favorable impact from foreign currency.
LIQUIDITY AND SHARE REPURCHASES
The cash balance on June 30, 2025, was $223.8 million. Olin ended the second quarter 2025 with net debt of approximately $2.8 billion and a net debt to adjusted EBITDA ratio of 3.9 times. On June 30, 2025, Olin had available liquidity of approximately $1.4 billion.
During second quarter 2025, approximately 0.5 million shares of common stock were repurchased at a cost of $10.1 million. On June 30, 2025, Olin had approximately $2.0 billion available under its share repurchase authorizations.
CONFERENCE CALL INFORMATION
Olin senior management will host a conference call to discuss second quarter 2025 financial results at 9:00 a.m. Eastern Time on Tuesday, July 29, 2025. Remarks will be followed by a question-and-answer session. Associated slides, which will be available the evening before the call, and the conference call webcast will be accessible via Olin’s website, www.olin.com, under the second quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern Time. A final transcript of the call will be posted the next business day.
COMPANY DESCRIPTION
Olin Corporation is a leading vertically integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, industrial cartridges, and clay targets.
Visit www.olin.com for more information on Olin Corporation.

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "outlook," "project," "estimate," "forecast," "optimistic," "target," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.
The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2024, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:
Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•exposure to physical risks associated with climate-related events or increased severity and frequency of severe weather events;
•the failure or an interruption, including cyber-attacks, of our information technology systems;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization and ability to manage executive officer and other key senior management transitions;
•our inability to complete future acquisitions or joint venture transactions or successfully integrate them into our business;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
•our indebtedness and debt service obligations;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized, causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and
•failure to effectively manage environmental, social and governance (ESG) issues and related regulations, including climate change and sustainability.
All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2025-14

Olin Corporation
Consolidated Statements of Operations (a)
	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2025	2024	2025	2024
Sales	$1,758.3	$1,644.0	$3,402.5	$3,279.3
Operating Expenses:
Cost of Goods Sold	1,620.2	1,406.2	3,115.7	2,834.2
Selling and Administrative	95.2	94.6	196.2	196.5
Restructuring Charges	7.4	6.8	11.4	15.1
Other Operating (Expense) Income	(0.2)	—	(0.2)	0.2
Operating Income	35.3	136.4	79.0	233.7
Losses of Non-consolidated Affiliates	(1.4)	—	(1.4)	—
Interest Expense	46.8	46.6	95.3	91.2
Interest Income	1.2	0.9	2.4	1.7
Non-operating Pension Income	4.9	5.9	10.6	12.7
Income (Loss) before Taxes	(6.8)	96.6	(4.7)	156.9
Income Tax (Benefit) Provision	(4.0)	24.3	(3.1)	36.8
Net (Loss) Income	(2.8)	72.3	(1.6)	120.1
Net Loss Attributable to Noncontrolling Interests	(1.5)	(1.9)	(1.7)	(2.7)
Net (Loss) Income Attributable to Olin Corporation	$(1.3)	$74.2	$0.1	$122.8
Net (Loss) Income Attributable to Olin Corporation per Common Share:
Basic	$(0.01)	$0.63	$—	$1.03
Diluted	$(0.01)	$0.62	$—	$1.01
Dividends per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	114.9	118.5	115.1	119.1
Average Common Shares Outstanding - Diluted	114.9	120.2	115.9	121.0

(a) Unaudited.

Olin Corporation
Segment Information (a)
	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2025	2024	2025	2024
Sales:
Chlor Alkali Products and Vinyls	$979.5	$920.3	$1,904.0	$1,804.9
Epoxy	331.2	317.7	662.9	659.0
Winchester	447.6	406.0	835.6	815.4
Total Sales	$1,758.3	$1,644.0	$3,402.5	$3,279.3
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$64.9	$99.3	$143.2	$175.9
Epoxy	(23.7)	(3.0)	(52.1)	(14.8)
Winchester	25.0	70.3	47.8	142.5
Corporate/Other:
Environmental Expense	(4.8)	(6.4)	(9.8)	(12.2)
Other Corporate and Unallocated Costs	(19.9)	(17.0)	(39.9)	(42.8)
Restructuring Charges	(7.4)	(6.8)	(11.4)	(15.1)
Other Operating (Expense) Income	(0.2)	—	(0.2)	0.2
Interest Expense	(46.8)	(46.6)	(95.3)	(91.2)
Interest Income	1.2	0.9	2.4	1.7
Non-operating Pension Income	4.9	5.9	10.6	12.7
Income (Loss) before Taxes	$(6.8)	$96.6	$(4.7)	$156.9

(a) Unaudited.

Olin Corporation
Consolidated Balance Sheets (a)
	June 30,	December 31,	June 30,
(In millions, except per share data)	2025	2024	2024
Assets:
Cash and Cash Equivalents	$223.8	$175.6	$182.1
Accounts Receivable, Net	1,044.5	1,007.8	903.6
Income Taxes Receivable	29.1	11.5	17.7
Inventories, Net	919.1	823.5	872.9
Other Current Assets	70.2	61.4	82.0
Total Current Assets	2,286.7	2,079.8	2,058.3
Property, Plant and Equipment (Less Accumulated Depreciation of $5,417.0, $5,189.2, and $5,009.8)	2,260.8	2,328.4	2,395.1
Operating Lease Assets, Net	281.8	302.2	321.2
Deferred Income Taxes	59.7	53.4	91.5
Other Assets	1,159.7	1,185.1	1,144.8
Intangibles, Net	193.7	206.6	226.3
Goodwill	1,425.5	1,423.6	1,423.4
Total Assets	$7,667.9	$7,579.1	$7,660.6
Liabilities and Shareholders' Equity:
Current Installments of Long-term Debt	$19.2	$129.0	$121.8
Accounts Payable	901.0	861.6	779.1
Income Taxes Payable	44.1	141.3	122.5
Current Operating Lease Liabilities	61.0	64.8	67.1
Accrued Liabilities	520.6	435.5	348.8
Total Current Liabilities	1,545.9	1,632.2	1,439.3
Long-term Debt	2,977.5	2,713.2	2,789.1
Operating Lease Liabilities	226.4	243.2	261.0
Accrued Pension Liability	227.4	197.7	201.8
Deferred Income Taxes	380.8	430.5	467.9
Other Liabilities	322.1	306.9	332.2
Total Liabilities	5,680.1	5,523.7	5,491.3
Commitments and Contingencies
Shareholders' Equity:
Common Stock, $1.00 Par Value Per Share; Authorized 240.0 Shares; Issued and Outstanding 114.6, 115.7 and 117.5 Shares	114.6	115.7	117.5
Accumulated Other Comprehensive Loss	(451.4)	(450.1)	(474.0)
Retained Earnings	2,294.0	2,357.5	2,492.6
Olin Corporation's Shareholders' Equity	1,957.2	2,023.1	2,136.1
Noncontrolling Interests	30.6	32.3	33.2
Total Equity	1,987.8	2,055.4	2,169.3
Total Liabilities and Equity	$7,667.9	$7,579.1	$7,660.6

(a) Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows (a)
	Six Months Ended June 30,
(In millions)	2025	2024
Operating Activities:
Net (Loss) Income	$(1.6)	$120.1
Depreciation and Amortization	262.1	258.7
Losses of Non-consolidated Affiliates	1.4	—
Stock-based Compensation	10.2	6.4
Deferred Income Taxes	(49.5)	(23.3)
Qualified Pension Plan Contributions	(0.6)	(0.8)
Qualified Pension Plan Income	(9.2)	(11.7)
Changes in Assets and Liabilities:
Receivables	(34.1)	(37.4)
Income Taxes Receivable/Payable	(124.3)	(30.9)
Inventories	(51.8)	(19.3)
Other Current Assets	(10.4)	(14.9)
Accounts Payable and Accrued Liabilities	108.2	(63.8)
Other Assets	(1.4)	(18.2)
Other Noncurrent Liabilities	27.3	2.7
Other Operating Activities	—	4.0
Net Operating Activities	126.3	171.6
Investing Activities:
Capital Expenditures	(92.4)	(100.8)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(55.8)	—
Payments under Other Long-term Supply Contracts	—	(46.7)
Investments in Non-consolidated Affiliates	(0.8)	—
Other Investing Activities	(3.3)	(2.9)
Net Investing Activities	(152.3)	(150.4)
Financing Activities:
Long-term Debt Borrowings, Net	159.8	238.9
Common Stock Repurchased and Retired	(30.3)	(211.4)
Stock Options Exercised	1.9	21.7
Employee Taxes Paid for Share-based Payment Arrangements	—	(10.5)
Dividends Paid	(46.0)	(47.6)
Debt Issuance Costs	(12.0)	—
Net Financing Activities	73.4	(8.9)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.8	(0.5)
Net Increase in Cash and Cash Equivalents	48.2	11.8
Cash and Cash Equivalents, Beginning of Year	175.6	170.3
Cash and Cash Equivalents, End of Period	$223.8	$182.1

(a) Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA (a)
Olin's definition of Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax provision (benefit), other expense (income) and restructuring charges (income). Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.
	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2025	2024	2025	2024
Reconciliation of Net (Loss) Income to Adjusted EBITDA:
Net (Loss) Income	$(2.8)	$72.3	$(1.6)	$120.1
Add Back:
Interest Expense	46.8	46.6	95.3	91.2
Interest Income	(1.2)	(0.9)	(2.4)	(1.7)
Income Tax (Benefit) Provision	(4.0)	24.3	(3.1)	36.8
Depreciation and Amortization	129.9	129.0	262.1	258.7
EBITDA	168.7	271.3	350.3	505.1
Add Back:
Restructuring Charges	7.4	6.8	11.4	15.1
Adjusted EBITDA	$176.1	$278.1	$361.7	$520.2

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA (a)
Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt, less cash and cash equivalents. Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.
	June 30,	December 31,	June 30,
(In millions)	2025	2024	2024
Current Installments of Long-term Debt	$19.2	$129.0	$121.8
Long-term Debt	2,977.5	2,713.2	2,789.1
Total Debt	2,996.7	2,842.2	2,910.9
Less: Cash and Cash Equivalents	(223.8)	(175.6)	(182.1)
Net Debt	$2,772.9	$2,666.6	$2,728.8

Trailing Twelve Months Adjusted EBITDA (b)	$715.4	$873.9	$1,045.1

Net Debt to Adjusted EBITDA	3.9	3.1	2.6

(a)	Unaudited.
(b)	Trailing Twelve Months Adjusted EBITDA as of June 30, 2025 is calculated as the six months ended June 30, 2025 plus the year ended December 31, 2024 less the six months ended June 30, 2024. Trailing Twelve Months Adjusted EBITDA as of June 30, 2024 is calculated as the six months ended June 30, 2024 plus the year ended December 31, 2023 less the six months ended June 30, 2023.